UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 25, 2009
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On February 25, 2009, the registrant issued the following press release announcing financial results for the three and twelve month periods ended January 3, 2009:

NEWS RELEASE
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
    2008 Revenue grew 5%
    Exclusive of restructuring and impairment charges, EPS for 2008 equal to $0.40, which is within previous guidance
    2008 Operating Cash Flow of $14.3 million, up $16.6 million from 2007
    Full Year 2008 EPS of $0.03
    Non-cash goodwill impairment charge in fourth quarter of $3.9 million

Lincoln, RI - February 25, 2009 - A.T. Cross Company (NASDAQ: ATX) today announced financial results for the fourth quarter and full year ended January 03, 2009.

Fourth Quarter Results

Consolidated sales for the fourth quarter of 2008 declined by 12.6% to $41.7 million compared to $47.7 million in the fourth quarter of 2007. The Cross Accessory Division (CAD) recorded revenue of $32.4 million, a decline of 19.9% compared to the same period last year. The Cross Optical segment reported a fourth quarter sales increase of 27.6% to $9.3 million, compared to the same period last year. The Optical Group's revenue growth was driven by continued growth of the Costa Del Mar brand as well as the contribution from Native Eyewear, which we acquired in the first quarter of 2008.

Gross margin in the quarter was 54.5% compared to 55.6% in last year's fourth quarter due primarily to promotional activities related to the CAD segment.

Operating expenses, excluding $6.3 million of restructuring and impairment charges, were $19.6 million, or 47.0% of sales, in the quarter versus $21.4 million, or 44.8% of sales, for the same period a year ago.

In the fourth quarter, the Company recorded a non-cash goodwill impairment charge of $3.9 million, representing all of the CAD segment's goodwill. The CAD segment's goodwill was the result of the acquisition of assets in 1999 associated with the Company's OEM effort.

Operating loss in the fourth quarter was $3.1 million, including $6.3 of restructuring and impairment charges, compared to operating income of $5.1 million in the fourth quarter of last year.

Net loss for the quarter, after restructuring and impairment charges, was $3.7 million, or a loss of $0.25 per basic share, compared to $3.3 million, or $0.22 per basic share and $0.21 per diluted share, last year.

Full Year Results

Consolidated sales in 2008 increased 5.4% to $160.1 million compared to $151.9 million in 2007. The Cross Accessory Division revenue was $111.4 million, down 3.3% from $115.3 million in the prior year. The Cross Optical segment reported a full year sales increase of 33.1% to $48.7 million, compared to the full year 2007. The Optical Group's revenue increase was driven by double digit growth of the Costa Del Mar brand as well as the contribution from Native Eyewear.

Gross margin for 2008 was 55.8% as compared to 56.1% in 2007.

Operating expenses, excluding restructuring and impairment charges, were $79.3 million, or 49.5% of sales, in 2008 as compared to $75.5 million, or 49.7% of sales, in 2007.

For 2008, net income was $0.5 million or $0.03 per basic and diluted share, compared to $6.7 million or $0.45 per basic share and $0.43 per diluted share in 2007. Included in 2008 and 2007 results are restructuring and impairment charges of $6.5 million and $0.3 million, respectively. Excluding these restructuring and impairment charges, basic earnings would have been $0.40 per share for 2008 compared to $0.46 per share in 2007.

For 2008, the Company generated operating cash flow of $14.3 million, up $16.6 million from 2007.

Comment

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "A. T. Cross made progress in 2008. While the global economic events of the year had a negative impact on our results, particularly our CAD segment, we left the year a stronger company than when we entered. Our sales grew 5%, operating income before restructuring and impairment charges grew 2% and our operating cash flow grew to over $14 million. Also, we made a major strategic acquisition with Native Eyewear. While our pre-restructuring and impairment EPS declined from $0.46/share in 2007 to $0.40/share in 2008, that performance outstripped many companies that rely on discretionary items and fourth quarter revenue to drive their business. Today, the Company has a good strategy, an experienced management team and a strong balance sheet to endure the challenging period ahead and prosper once the global economy recovers."

Conference Call

The Company's management will host a conference call today, February 25, 2009 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 656-7435, while international callers may dial-in at (913) 312-1377. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on this site, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on February 25, 2009 through March 4, 2009 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 4834681.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the effect of the Company's strong balance sheet, management team and strategy and the Company's expected performance once the economy recovers). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the depth and severity of the economic crisis and consumers' willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 25, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Twelve Months Ended
		January 3,	December 29,	January 3,	December 29,
		2009	2007	2009	2007

	Net sales	$41,707	$47,723	$160,146	$151,885
	Cost of goods sold	18,972	21,189	70,834	66,610
	Gross Profit	22,735	26,534	89,312	85,275
	Selling, general and administrative expenses	17,234	19,091	69,793	66,933
	Service and distribution costs	1,753	1,678	7,054	5,993
	Research and development expenses	627	634	2,444	2,529
	Restructuring and impairment charges	6,251	-	6,470	285
	Operating (Loss) Income	(3,130)	5,131	3,551	9,535
	Interest and other (expense) income	(169)	63	(781)	(170)
	(Loss) Income Before Income Taxes	(3,299)	5,194	2,770	9,365
	Income tax provision	441	1,944	2,275	2,638
	Net (Loss) Income	$(3,740)	$ 3,250	$ 495	$ 6,727

	Net Income per Share:
	Basic	$(0.25)	$0.22	$0.03	$0.45
	Diluted	$(0.25)	$0.21	$0.03	$0.43

	Weighted Average Shares Outstanding:
	Basic	14,887	15,090	14,987	14,946
	Diluted	14,887	15,676	15,333	15,551

		Three Months Ended		Twelve Months Ended
		January 3,	December 29,	January 3,	December 29,
		2009	2007	2009	2007
Segment Data:	Cross Accessory Division
	Net Sales	$32,398	$40,425	$111,455	$115,313
	Operating (Loss) Income	(3,643)	4,395	(4,328)	3,656

Segment Data:	Cross Optical Group
	Net Sales	$9,309	$7,298	$48,691	$36,572
	Operating Income	513	736	7,879	5,879
A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	January 3, 2009	December 29, 2007
Assets
Cash and cash equivalents	$ 18,629	$ 13,572
Short-term investments	1,193	0
Accounts receivable	29,102	31,382
Inventories	26,425	31,804
Deferred income taxes	4,779	5,237
Other current assets	8,844	8,330
Total Current Assets	88,972	90,325

Property, plant and equipment, net	15,609	17,248
Goodwill	14,526	7,288
Intangibles and other assets	13,810	5,959
Deferred income taxes	11,042	8,217

Total Assets	$143,959	$129,037

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 23,050	$ 27,069
Line of Credit	0	2,925
Retirement plan obligations	2,594	2,353
Total Current Liabilities	25,644	32,347

Long-term debt	21,721	0
Retirement plan obligations	14,706	5,067
Deferred gain on sale of real estate	3,780	4,302
Other long-term liabilities	3,085	2,791
Accrued warranty costs	1,362	1,315
Shareholders' equity	73,661	83,215

Total Liabilities and Shareholders' Equity	$143,959	$129,037

For information at A.T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: February 25, 2009	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer